EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of January 31, 2023, is entered into between iMine Corporation., a Nevada corporation (the “Company”) and My City Builders, Inc., a Nevada corporation (“Subsidiary”).

RECITALS

WHEREAS, Subsidiary is the wholly-owned subsidiary of the Company;

WHEREAS, the sole purpose of this Agreement is to affect a name change of the Company;

WHEREAS, the board of directors of the Company deem it advisable and in the best interest of its shareholders that Subsidiary be merged with and into the Company, with the Company remaining as the surviving corporation under the name “My City Builders, Inc.”; and

WHEREAS, the board of directors of the Company have approved the plan of merger embodied in this Agreement pursuant to NRS 92A.180.

NOW, THEREFORE, in consideration of the premises and of the agreements of the parties hereto contained herein, the parties hereto agree as follows:

ARTICLE I.

 THE MERGER

1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Date (as defined in Section 1.2), the Subsidiary shall be merged with and into the Company in accordance with the laws of the State of Nevada (the “Merger”). The separate existence of Subsidiary shall cease, and the Company shall be the surviving corporation under the name “My City Builders, Inc.” (the “Surviving Corporation”) and shall be governed by the laws of the State of Nevada.

1.2. Effective Date. The Merger shall become effective on the date and at the time (the “Effective Date”) that:

1.2.1.	The Financial Industry Regulatory Authority or FINRA has completed its review and approves of the proposed name change as contemplated in this Agreement;

1.2.2.

The articles of merger, in substantially the form approved by the board of directors of the Company, that the parties hereto intend to deliver to the Secretary of State of the State of Nevada, are accepted and declared effective by the Secretary of State of the State of Nevada; and

1.2.3.	After satisfaction of any other requirements of this Agreement or the laws of the State of Nevada.

ARTICLE II.

CHARTER AND BYLAWS OF THE SURVIVING CORPORATION

2.1. The Articles of Incorporation. On the Effective Date, the Amended and Restated Articles of Incorporation of iMine Corporation (“Articles of Incorporation”), as in effect immediately prior to the Effective Date, shall continue in full force and effect as the Articles of Incorporation of the Surviving Corporation except that Article I of the Articles of Incorporation shall be amended to state that the name of the corporation is “My City Builders, Inc.”

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2.2. The Bylaws. The bylaws of the Company in effect prior to the Effective Date, shall continue in full force as the bylaws of the Surviving Corporation, until amended in accordance with the provisions provided therein or applicable law.

ARTICLE III.

OFFICERS AND DIRECTORS OF THE SURVIVING CORPORATION

3.1. Officers. The officers of the Company immediately prior to the Effective Date shall, from and after the Effective Date, be the officers of the Surviving Corporation, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal.

3.2. Directors. The directors of the Company immediately prior to the Effective Date shall, from and after the Effective Date, be the directors of the Surviving Corporation, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal.

ARTICLE IV.

EFFECT OF MERGER ON CAPITAL STOCK

4.1.	Effect of Merger on Capital Stock. At the Effective Date, as a result of the Merger and without any action on the part of the Company, Subsidiary or the stockholders of the Company:

4.1.1.

Capital Stock of the Company. The capital stock of the Company shall not be affected by the Merger. Each share of common stock of the Company, par value of $0.001 per share, issued and outstanding immediately prior to the Effective Date shall continue to represent one fully paid and non-assessable share of the common stock, par value of $0.001 per share of the Company, as the Surviving Corporation. Each share of preferred stock of the Company, par value of $0.001 per share, issued and outstanding immediately prior to the Effective Date shall continue to represent one fully paid and non-assessable share of preferred stock, par value of $0.001 per share of the Company, as the Surviving Corporation.

4.1.2.

Capital Stock of the Subsidiary. Upon the Effective Date, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock of the Subsidiary, par value of $0.001 per share, issued and outstanding immediately prior to the Effective Date shall be cancelled and retired and shall cease to exist.

ARTICLE V.

EFFECT OF THE MERGER

5.1. Rights and Privileges. On the Effective Date of the Merger, the Surviving Corporation, without further act, deed or other transfer, shall retain or succeed to, as the case may be, and possess and be vested with all the rights, privileges, immunities, powers, franchises and authority, of a public as well as of a private nature, of Subsidiary and the Company; all property of every description and every interest therein, and all debts and other obligations of or belonging to or due to each of Subsidiary and the Company on whatever account shall thereafter be taken and deemed to be held by or transferred to, as the case may be, or invested in the Surviving Corporation without further act or deed, title to any real estate, or any interest therein vested in Subsidiary or the Company, shall not revert or in any way be impaired by reason of this merger; and all of the rights of creditors of Subsidiary and the Company shall be preserved unimpaired, and all liens upon the property of Subsidiary or the Company shall be preserved unimpaired, and all debts, liabilities, obligations and duties of the respective corporations shall thenceforth remain with or be attached to, as the case may be, the Surviving Corporation and may be enforced against it to the same extent as if all of said debts, liabilities, obligations and duties had been incurred or contracted by it.

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5.2. Further Assurances. From time to time, as and when required by the Surviving Corporation or by its successors and assigns, there shall be executed and delivered on behalf of Subsidiary such deeds and other instruments, and there shall be taken or caused to be taken by it such further other action, as shall be appropriate or necessary in order to vest or perfect in or to confirm of record or otherwise in the Surviving Corporation the title to and possession of all the property, interest, assets, rights, privileges, immunities, powers, franchises and authority of Subsidiary and otherwise to carry out the purposes of this Agreement, and the officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of Subsidiary or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

ARTICLE VI.

TERMINATION

6.1. Termination. This Agreement may be terminated, and the Merger may be abandoned, at any time prior to the Effective Date, if the board of directors of the Company determines for any reason, in its sole judgment and discretion, that the consummation of the Merger would be inadvisable or not in the best interests of the Company or the Subsidiary, respectively, and its stockholders. In the event of the termination and abandonment of this Agreement, this Agreement shall become null and void and have no effect, without any liability on the part of either the Company or Subsidiary, or any of their respective stockholders, directors or officers.

ARTICLE VII.

MISCELLANEOUS AND GENERAL

7.1. Modification or Amendment. Subject to the provisions of applicable law, at any time prior to the Effective Date, this Agreement may be amended or modified in writing by the board of directors of the Company.

7.2. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

7.3. Governing Law. This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of Nevada, without regard to the conflict of law principles thereof.

7.4. Entire Agreement. This Agreement constitutes the entire agreement and supersedes all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

7.5. No Third-Party Beneficiaries. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

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7.6. Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is determined by any court or other authority of competent jurisdiction to be invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

7.7. Electronic Means. Delivery of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be executed and delivery of this Agreement as of the date hereof.

7.8. Headings. The headings therein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

iMine Corporation Parent

Date: January 31, 2023,	By:	/s/ Yolanda Goodell
Yolanda Goodell, Executive Vice President

My City Builders, Inc. Subsidiary

Date: January 31, 2023,	By:	/s/ Yolanda Goodell
Yolanda Goodell, President

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